Exhibit 99.1

JETBLUE AIRWAYS REPORTS NOVEMBER TRAFFIC

New York, NY (December 10, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for November 2015. Traffic in November increased 14.2 percent from November 2014, on a capacity increase of 10.7 percent.

Load factor for November 2015 was 83.9 percent, an increase of 2.5 points from November 2014. JetBlue’s preliminary completion factor was 99.5 percent and its on-time (1) performance was 83.0 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of November increased approximately two percent year over year. For the fourth quarter of 2015, PRASM is expected to decrease between two and three percent year over year. PRASM is negatively impacted in the quarter by the timing of year-end Holidays and a higher completion factor than expected, due to better operational performance and more favorable winter weather than anticipated.

JETBLUE AIRWAYS TRAFFIC RESULTS

	November 2015	November 2014	% Change
Revenue passenger miles (000)	3,399,688	2,977,961	14.2%
Available seat miles (000)	4,052,314	3,659,781	10.7%
Load factor	83.9%	81.4%	2.5 pts.
Revenue passengers	2,879,581	2,545,034	13.2%
Departures	25,764	23,931	7.7%
Average stage length	1,090	1,085	0.5%

	Y-T-D 2015	Y-T-D 2014	% Change
Revenue passenger miles (000)	37,911,143	34,399,037	10.2%
Available seat miles (000)	44,678,567	40,810,905	9.5%
Load factor	84.9%	84.3%	0.6 pt.
Revenue passengers	31,942,652	29,221,820	9.3%
Departures	288,003	268,026	7.5%
Average stage length	1,090	1,086	0.4%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 32 million customers a year to 93 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com